As filed with the Securities and Exchange Commission on May 31, 2002
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DELUXE CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	41-0216800
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3680 Victoria St. N., Shoreview, Minnesota	55126-2966
(Address of principal executive offices)	(Zip Code)

DELUXE CORPORATION 2000 STOCK INCENTIVE PLAN, AS AMENDED
(Full title of the plan)

Anthony C. Scarfone Senior Vice President, General Counsel and Secretary Deluxe Corporation 3680 Victoria St. N. Shoreview, Minnesota 55126-2966 (651) 483-7122	Copy to: Robert A. Rosenbaum, Esq. Dorsey & Whitney LLP Suite 1500 50 South Sixth Street Minneapolis, Minnesota 55402 (612) 340-5681
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $1.00 par value	5,500,000 shares	$45.38	$249,590,000	$22,963

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the terms of the plan.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c), based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 23, 2002.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents that we have filed with the Securities and Exchange Commission are incorporated by reference into this registration statement:

•	our annual report on Form 10-K for the year ended December 31, 2001;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2002; and

•
the description of our common stock contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered by this registration statement have been sold, or deregistering all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective dates of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Anthony C. Scarfone, who is providing an opinion of counsel with respect to the securities to which this registration statement relates, is an employee and officer (Senior Vice President, General Counsel and Secretary) of Deluxe Corporation. As of May 31, 2002, Mr. Scarfone owned stock options to purchase 64,925 shares of Deluxe’s common stock, all of which were awarded to him in his capacity as an employee of Deluxe, and none of which are currently exercisable. Mr. Scarfone also owns 3,000 shares of Deluxe’s common stock, and 1,767 restricted stock units that will be converted into shares of Deluxe’s common stock in January 2003, provided he remains in the employ of Deluxe. Mr. Scarfone is eligible to receive awards under the Deluxe Corporation 2000 Stock Incentive Plan, as amended.

Item 6.    Indemnification of Directors and Officers.

Section 302A.521, subd. 2, of the Minnesota Business Corporation Act (the “MBCA”) requires Deluxe to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Deluxe against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding (collectively “Losses”) if, with respect to the same acts or omissions, such person: (1) has not been indemnified by another organization or employee benefit plan for the same Losses; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedures have been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s official capacity as director, officer, member of a committee of the board or employee, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in a director’s, officer’s or employee’s capacity as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation.

Article XII of Deluxe’s Amended Articles of Incorporation provides that no director of Deluxe shall be personally liable to Deluxe or its shareholders for monetary damages for breach of fiduciary duty by such director as a director. Article XII does not, however, limit or eliminate the liability of a director to the extent provided by applicable law for (i) any breach of the director’s duty of loyalty to Deluxe or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing a dividend, stock repurchase or redemption or other distribution in violation of Minnesota law or for violation of certain provisions of Minnesota securities laws or (iv) any transaction from which the director derived an improper personal benefit.

The Bylaws of Deluxe provide that Deluxe shall indemnify such persons for expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by the provisions of the Minnesota Statutes relating to indemnification of directors, officers and employees of Minnesota corporations.

Deluxe maintains an insurance policy or policies to assist in funding the indemnification of directors and officers for certain liabilities.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

4.1
Amended and Restated Rights Agreement, dated as of January 31, 1997, by and between Deluxe and Norwest Bank Minnesota, National Association, as Rights Agent, which includes as Exhibit A thereto the form of Rights Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 on Form 8-A/A-1 (File No. 001-07945) filed with the Commission on February 7, 1997).

4.2
Amendment No. 1 to Amended and Restated Rights Agreement, entered into as of January 21, 2000, between Deluxe and Norwest Bank Minnesota, National Association, as Rights Agent (incorporated by Reference to Exhibit 4.1 to Amendment No. 1 to the Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2000).

4.3
Indenture, relating to up to $300,000,000 of debt securities (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 (33-62041) filed with the Securities and Exchange Commission on August 23, 1995).

4.4
Credit Agreement dated as of August 24, 2001, among Deluxe, Bank One, N.A. as administrative agent, The Bank of New York as syndication agent and the other financial institutions party thereto, related to a $350,000,000 revolving credit agreement (incorporated by reference to Exhibit 4.4 to the Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2001).

5.1	Opinion of Anthony C. Scarfone.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Anthony C. Scarfone (contained in Exhibit 5.1 to this registration statement).

24.1	Power of Attorney.

Item 9.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shoreview, State of Minnesota, on May 31, 2002.

DELUXE CORPORATION

By	*
Lawrence J. Mosner Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 31, 2002.

Signature	Title

*	Chairman of the Board of Directors and Chief
Executive Officer (principal executive officer)
Lawrence J. Mosner

*	Senior Vice President and Chief Financial Officer
(principal financial and accounting officer)
Douglas J. Treff

Director
Ronald E. Eilers

*
Director
Daniel D. Granger

*
Director
Barbara B. Grogan

*
Director
Charles A. Haggerty

*
Director
Donald R. Hollis

*
Director
Cheryl Mayberry McKissack

*
Director
Stephen P. Nachtsheim

*
Director
Martyn R. Redgrave

*
Director
Robert C. Salipante

*By	/s/ Anthony C. Scarfone Anthony C. Scarfone, Attorney-in-Fact

EXHIBIT INDEX

4.1
Amended and Restated Rights Agreement, dated as of January 31, 1997, by and between Deluxe and Norwest Bank Minnesota, National Association, as Rights Agent, which includes as Exhibit A thereto the form of Rights Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 on Form 8-A/A-1 (File No. 001-07945) filed with the Commission on February 7, 1997).

4.2
Amendment No. 1 to Amended and Restated Rights Agreement, entered into as of January 21, 2000, between Deluxe and Norwest Bank Minnesota, National Association, as Rights Agent (incorporated by Reference to Exhibit 4.1 to Amendment No. 1 to the Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2000).

4.3
Indenture, relating to up to $300,000,000 of debt securities (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 (33-62041) filed with the Securities and Exchange Commission on August 23, 1995).

4.4
Credit Agreement dated as of August 24, 2001, among Deluxe, Bank One, N.A. as administrative agent, The Bank of New York as syndication agent and the other financial institutions party thereto, related to a $350,000,000 revolving credit agreement (incorporated by reference to Exhibit 4.4 to the Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2001).

5.1	Opinion of Anthony C. Scarfone.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Anthony C. Scarfone (contained in Exhibit 5.1 to this registration statement).

24.1	Power of Attorney.